                                                                   Exhibit 3.1



                                AMENDED AND RESTATED

                            CERTIFICATE OF INCORPORATION

                                         OF

                               TRAVELSCAPE.COM, INC.

                          (Incorporated January 21, 1999)

     The undersigned, Timothy N. Poster and Jeffrey A. Marquis do hereby verify that:

     I. They are duly elected and acting President and Secretary, respectively, of Travelscape.com, Inc., a Delaware corporation (the "Corporation").

     II. The Certificate of Incorporation of the Corporation, originally filed January 21, 1999, with the Delaware Secretary of State, is hereby amended and restated to read in its entirety as follows:

     "FIRST:  The name of the corporation is:

                                Travelscape.com, Inc.

     SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name of its registered agent at such address is Corporation Trust Company.

     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "General Corporation Law").

     FOURTH: The total number of shares of all classes of stock that the Corporation shall have authority to issue is Fifty-Five Million (55,000,000), consisting of Fifty Million (50,000,000) shares of Common Stock, par value $.01 per share (the "Common Stock"), and Five Million (5,000,000) shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"). Upon the filing of this Amended and Restated Certificate of Incorporation (the "Effective Time"), each share of Common Stock outstanding immediately prior thereto shall be split into 1.5 shares of Common Stock. Any stock certificate which immediately prior to the Effective Time represents shares of Common Stock $0.01 par value, will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of shares of Common Stock equal to the number of shares of Common Stock represented by such certificate prior to the Effective Time. No fractional shares shall be issued as a result of the foregoing stock split but instead such fraction of a share represented by an outstanding certificate shall be rounded down to the nearest whole number of shares.

          The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors. To the fullest extent permitted by the General Corporation Law, the Board of Directors is expressly authorized to set forth and amend the designations, powers, preferences, and relative, optional, participating, and other special rights, and the qualifications, limitations, and restrictions thereof, of the shares of any series of the Preferred Stock, and to increase (but not above the total number of authorized shares of Preferred Stock) and to decrease (but not below the number of shares of such series then outstanding) the number of shares of stock of any such series.

          Authorized and unissued shares of any series of the Preferred Stock may be issued with such designations, powers, preferences, and relative, optional, participating, and other special rights, and the qualifications, limitations, and restrictions thereof, as the Board of Directors may authorize by resolutions duly adopted prior to the issuance of any shares of such series of the Preferred Stock, including, but not limited to, the distinctive designation of each series and the number of shares that will constitute such series; the dividends payable on the shares of such series, any restriction, limitation, or condition upon the payment of such dividends, whether dividends shall be cumulative, and the dates on which dividends are payable; the prices at which, and the terms and conditions on which, the shares of such series may be redeemed, if such shares are redeemable; the purchase or sinking fund provisions, if any, for the purchase or redemption of shares of such series; any preferential amount payable upon shares of such series in the event of the liquidation, dissolution, or winding up of the Corporation, or any distribution of its assets; the voting rights, if any, of shares of such series and whether the shares of any such series having voting rights shall have multiple votes per share or rights to a separate vote on any matter; and the prices or rates of conversion or exchange at which, and the terms and condition on which, the shares of such series are convertible or exchangeable, if such shares are convertible or exchangeable.

     FIFTH:  The Corporation is to have perpetual existence.

     SIXTH: Following the effectiveness of the registration of any class of securities of the Corporation pursuant to the requirements of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), no action shall be taken by the stockholders of the Corporation except at an annual or special meeting of the stockholders called in accordance with the Bylaws and no action shall be taken by the stockholders by written consent. The affirmative vote of sixty-six and two-thirds percent (66 2/3%) of the then issued and outstanding voting securities of the Corporation, voting together as a single class, shall be required for the amendment, repeal or modification of the provisions of Article SIXTH, or SEVENTH of this Amended and Restated Certificate of Incorporation or Article 2 Section 3 (Special Meeting) or Article 2 Section 13 (Advance Notice of Stockholder Nominees and Stockholder Business) of the Corporation's Bylaws.

     SEVENTH: In furtherance and not in limitation of the powers conferred by the law of the State of Delaware, the Board of Directors is expressly authorized and empowered to adopt, amend and repeal the bylaws of the Corporation, subject to the power of the stockholders of the Corporation to amend or repeal any bylaw made by the Board of Directors.

     EIGHTH: The authorized number of directors of this Corporation shall be not less than 1 and not more than 15. The number of directors within this range shall be stated in the Corporation's Bylaws, as may be amended from time to time.

          Effective as of the date that any securities of the corporation are registered under the Exchange Act, the Board of Directors shall be divided into three classes, designated as Class I, Class II and Class III, as nearly equal in number as possible, and the term of office of directors of one class shall expire at each annual meeting of stockholders and in all cases until their successors shall be elected and shall qualify, or until their earlier resignation, removal from office, death or incapacity. The initial term of office of Class I shall expire at the annual meeting of stockholders in 2000, that of Class II shall expire at the annual meeting in 2001, and that of Class III shall expire at the annual meeting in 2002, and in all cases as to each director until his successor shall be elected and shall qualify, or until his earlier resignation, removal from office, death or incapacity.
When the number of directors is changed, the Board of Directors shall determine the class or classes to which the increased or decreased number of directors shall be apportioned; provided that the directors in each class shall be as nearly equal in number as possible. No decrease in the number of directors shall have the effect of shortening the term of any incumbent director.

          Subject to the foregoing, at each annual meeting of stockholders the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting and until their successors shall be elected and qualified.

          The directors remaining in office acting by a majority vote, or a sole remaining director, although less than a quorum, are hereby expressly delegated the power to fill any vacancies in the Board of Directors, however occurring, whether by an increase in the number of directors, death, resignation, retirement, disqualification, removal from office or otherwise, and any director so chosen shall hold office until the next election of the class for which such director shall have been chosen and until his successor shall have been elected and qualified, or until his earlier resignation, removal from office, death or incapacity. Unless and except to the extent that the bylaws of the Corporation shall so require, the election of the directors of the Corporation need not be by written ballot.

     NINTH:

          (a) LIMITATION OF DIRECTOR'S LIABILITY. To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

          (b) INDEMNIFICATION OF CORPORATE AGENTS. The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person, such person's testator or intestate is or was a director, officer, employee benefit plan fiduciary, or employee of the Corporation or any predecessor of the Corporation or serves or served at the request of the Corporation or any predecessor of the Corporation as a director, officer, agent, employee benefit plan fiduciary or employee of another corporation, partnership, limited liability company, joint venture, trust or other entity or enterprise.

          (c) REPEAL OR MODIFICATION. Neither any amendment or repeal of this Article Ninth nor the adoption of any provision of the corporation's Certificate of Incorporation inconsistent with this Article Ninth, shall eliminate or reduce the effect of this Article Ninth in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article Ninth, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision."

          The foregoing amendment and restatement of the Certificate of incorporation has been duly approved by a meeting of the Board of Directors of the Corporation.

     The foregoing amendment and restatement of the Certificate of Incorporation has been duly approved by the written consent of the stockholders in accordance with Sections 228 and 245 of the Delaware General Corporation Law. The total number of outstanding shares of Common Stock of the corporation is 10,000,000. There are no outstanding shares of Preferred Stock. The number of shares held by stockholders who consented to this amendment in writing equaled or exceeded the required percentages. The percentage required was more than 50% of the outstanding Common Stock. Pursuant to Section 228 of the Delaware General Corporation Law, prompt written notice of this amendment and restatement has been given to all stockholders who did not consent to this amendment.

          Executed at Las Vegas, Nevada on May 21, 1999.



                                        /s/ Timothy N. Poster
                                        -------------------------------------
                                        Timothy N. Poster, President and
                                        Chief Executive Officer

                                        /s/ Jeffrey A. Marquis
                                        -------------------------------------
                                        Jeffrey A. Marquis, Secretary